Exhibit 99.2

Cellular Biomedicine Group Announces Positive Results from CAR-T EGFR Immunotherapy in Advanced Relapsed/Refractory Patients with Solid Tumors

SHANGHAI, China and PALO ALTO, Calif., September 28, 2015 /GlobeNewswire/ -- Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a biomedicine firm engaged in the development of effective stem cell therapies for degenerative diseases and immunotherapies for cancer, today announced results from an expanded Phase I/II clinical trial evaluating the safety, feasibility and anti-tumor activity of its Chimeric Antigen Receptor-Modified T-Cells (CAR-T) immunotherapy (CBM-EGFR.1) targeting wild type EGFR (Epidermal Growth Factor Receptor) for the treatment of patients with EGFR expressing advanced relapsed/refractory solid tumors. Based on the results from 24 patients treated with CBM-EGFR.1 (17 patients with non-small cell lung cancer (NSCLC), 5 patients with cholangiocarcinoma, 1 patient with pancreatic cancer and 1 patient with renal cell carcinoma (RCC)), the early results showed that CBM-EGFR.1 immunotherapy was safe, well tolerated, and had positive signal of clinical activity in several indications. The data was selected for a late-breaking oral presentation entitled EGFR-Targeted Chimeric Antigen Receptor-Modified T Cells Immunotherapy for Patients With EGFR-Expressing Advanced or Relapsed/Refractory Solid Tumors at the 5th World Congress on Cancer Therapy in Atlanta, Georgia on September 28, 2015. The abstract can be viewed online here. The results from the first 11 NSCLC patients in the trial outlined in the abstract, entitled Chimeric Antigen Receptor-Modified T-Cells for the Immunotherapy of Patients with HER-1 Expressing Advanced Relapsed/Refractory Non-Small Cell Lung Cancer was presented at the 2015 European Cancer Congress’ (ECCO) annual meeting held in Vienna, Austria from September 25-29, 2015. The abstract can be viewed online here.

About the Trial

The CBM-EGFR.1 phase I/II trial was designed and conducted by Chinese PLA General Hospital (“PLAGH”, Beijing, also known as “301 Hospital”), led by Principal Investigator Wei Dong Han, M.D., Ph.D., head of the cancer immunotherapy department and director of molecular immunology department of the life science institute of PLAGH.  The trial enrolled 24 EGFR positive (defined as at least 50% membrane staining of EGFR based on immunohistochemistry), advanced, relapsed/refractory patients with NSCLC, cholangiocarcinoma, RCC or pancreatic cancer. Most of the NSCLC patients failed EGFR-TKI therapy prior to CBM-EGFR.1 treatment. All patients provided written informed consent before enrollment, and received dose escalating infusions of CBM-EGFR.1 cells with or without conditioning chemotherapy.  Autologous CBM-EGFR.1 cells were generated from 50 to 80 ml peripheral blood after a 10 to 12-day in vitro expansion, and the total CAR-expressing T cell number of 1×106/kg was set as an output control. The presence of EGFR positive cells in tumor tissues was evaluated by means of immunohistochemistry (IHC).  Serum cytokines such as IL-6, IL-2, TNF-a, copy numbers of CAR-EGFR.1 transgene in peripheral blood and biopsied tissues, were monitored periodically according to assigned protocol. Clinical responses were evaluated using RECIST 1.1 and adverse events were graded by CTCAE 4.0.
This study is registered with the U.S. National Institute of Health (NIH) here.

Highlight of Phase I/II clinical trial for CBMG CAR-T products in multiple advanced, refractory/relapsing solid tumors

●	First known report of positive safety and signal of clinical activity of EGFR CAR-T in multiple solid tumor indications
●	Most NSCLC patients treated with CBM-EGFR.1 failed EGFR-TKI therapy prior to CBM-EGFR.1 treatment
●	Overall disease control rate (DCR) is 79% (19 of 24). 100% DCR in cholangiocarcinoma (5/5), 71% DCR in NSCLC (12/17)
●	Objective response rate (ORR) of 25% in combined indications: 2 complete response (CR) and 1 partial response (PR) in cholangiocarcinoma, 2 PR in NSCLC and 1 PR in pancreatic cancer

The clinical responses were evaluated with RECIST1.1 and immune-related response criteria by a team of experts, and adverse events were graded with CTCAE 4.0. Of the 24 patients with evaluable clinical outcome, the overall DCR was 79% (19 of 24).  Under standard protocol, an independent review of the clinical data by a separate team of experts will commence at the end of the trial.  Of the 5 cholangiocarcinoma patients reported here, 2 achieved CR, 1 achieved PR, and 2 had stable disease (SD). The single pancreatic cancer patient had a PR and a single RCC patient achieved SD.  Of the 17 NSCLC patients treated, 2 had PR, 10 had SD, and 5 had progressive disease. Of the 26 adverse events experienced by patients, only 1 was grade 3-4 where the patient experienced serum lipase increase. No patients experienced drug related deaths. Grade 1-2 pruritus was the most frequent adverse event experienced by patients (9/26; 35%). Desquamation and constipation are the other two frequently observed adverse events in the trial (4/26 each; 15%). Only 3 out of 24 patients exhibited Grade 2 cytokine release syndrome within one week post infusions. The median dose of transfused CBM-EGFR.1 cells was 1.18×107 cells/kg (IQR, 0.76 to 1.43×107 cells/kg). The transgene copies measured by PCR in both blood and biopsy tissues post CBM-EGFR.1 infusions indicated the trafficking of CART cells into the tumor tissues. Pathological eradication of EGFR positive tumor cells after CBM-EGFR.1 treatment was observed in tumor biopsies, along with clear evidence of the CBM-EGFR.1 cells detected in tumor-infiltrating T cells in all patients with available tumor biopsies post treatment.

Yihong Yao, Ph.D., Chief Scientific Officer of the Company commented, “The early signal of clinical activity, especially those observed in patients with late stage cholangiocarcinoma, and those with late stage NSCLC that failed prior EGFR-TKI therapy, are very encouraging. To our knowledge this is the first report of positive safety and tolerability data of EGFR CAR-T in multiple solid tumor indications. We are moving forward to confirm the safety and tolerability profile of CBM-EGFR.1 in cholangiocarcinoma and NSCLC, and will actively explore the opportunities in other solid tumor indications by implementing state-of-the-art translational medicine strategy in the clinical development.  We are determined to look for early possibilities of conducting multi-center Phase IIb trials to validate the clinical activity from early observations.  We have also begun to evaluate potential partners to develop an immunohistochemistry based diagnostic assay to aid in the patient selection whenever needed. We are optimistic that CBM-EGFR.1 will be able to provide late stage cancer patients with another option to extend their lives.”

The Company also previously announced positive clinical data results for its Phase I clinical trials for CBM-CD19.1, CBM-CD20.1 and CBM-CD30.1 CAR-T assets targeting late-stage hematological cancer. Clinical trial data for all three constructs can be found registered with the U.S. National Institute of Health (NIH) here: NCT01864889, NCT01735604, NCT02259556.

“We are extremely excited by the recent developments resulting from the collaboration between CBMG and PLA General Hospital.  These two reports on CBM-EGFR.1 therapy for late stage solid tumors have clearly demonstrated our ability to innovate, advance boundaries between basic research and translational medicine and streamline the manufacture of CAR-T and clinical treatment.   We are confident and determined to be at the forefront of clinical development of these breakthrough CAR-T therapies for late stage cancer patients with solid tumors,” concluded Dr. William (Wei) Cao, Chief Executive Officer of Cellular Biomedicine Group.

About Cellular Biomedicine Group

Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of certain degenerative and cancerous diseases.  Our developmental stem cell and Immuno-Oncology projects are the result of research and development by scientists and doctors from China and the United States. Our flagship GMP facility in China, consisting of six independent cell production lines, is designed, certified and managed according to U.S. standards.  To learn more about CBMG, please visit: www.cellbiomedgroup.com

Forward-Looking Statements

Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include risks inherent in doing business, trends affecting the global economy, including the devaluation of the RMB by China in August 2015 and other risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, quarterly reports on form 10-Q, current reports on form 8-K and annual reports on form 10-K. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contacts:
Sarah Kelly
Director of Corporate Communications, CBMG
+1 650 566-5064
sarah.kelly@cellbiomedgroup.com

Vivian Chen
Managing Director Investor Relations, Grayling
+1 347 481-3711
vivian.chen@grayling.com